Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-10548) of Fairfax Financial Holdings Limited of our report dated June 18, 2004 relating to the financial statements of The Individual Retirement Plan of United States Fire Insurance Company, which appears in this Form 11-K.

/s/  PricewaterhouseCoopers LLP

New York, New York
June 28, 2004